Exhibit 99.1

NeurogesX, Inc.	The Ruth Group
Stephen Ghiglieri	Sara Pellegrino (investors)
Chief Financial Officer	(646) 536-7002
(650) 358-3310	spellegrino@theruthgroup.com

Jason Rando (media)
(646) 536-7025
jrando@theruthgroup.com

NeurogesX Announces Management Team Promotions

San Mateo, Calif., (February 4, 2010) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, announced today that three management team members have received promotions:

•	Stephen Ghiglieri has been named Executive Vice President, Chief Operating Officer and Chief Financial Officer. He was previously Chief Financial Officer.

•	Jeffrey Tobias, M.D. has been promoted to Executive Vice President Research and Development and Chief Medical Officer. He was previously Chief Medical Officer.

•	Michael Markels has been appointed Senior Vice President, Commercial and Business Development. He was previously Vice President, Commercial Operations and Business Development.

Anthony DiTonno, President and CEO, commented, “NeurogesX’ strong performance is a result of the tremendous effort and commitment of the whole NeurogesX team. Stephen, Jeff and Michael have been instrumental in managing the aspects of our business that led to the major achievements that made 2009 a watershed year for NeurogesX. I am pleased to recognize their contributions by promoting all three of these individuals, and firmly believe that their leadership will be instrumental as we prepare for the successful U.S. and E.U. commercialization of Qutenza®, as well as further advancement of NGX-1998, later this year. With these three executives now running the major functional areas of our business, I expect to have more time to devote to the launch and subsequent commercialization of Qutenza.”

Stephen F. Ghiglieri has served as Chief Financial Officer of NeurogesX since October 2003. Mr. Ghiglieri is a Certified Public Accountant with over 25 years experience in corporate finance and accounting. Previously, Mr. Ghiglieri served on the management teams of Hansen Medical, Inc.; Avolent, Inc.; Andromedia, Inc.; and Oacis Healthcare Systems, Inc; and as Controller of Oclassen Pharmaceuticals, Inc. From 1984 to 1992, he

served as an audit manager of PricewaterhouseCoopers, LLP. Mr. Ghiglieri received a B.A. in business administration from California State University, Hayward.

Jeffrey K. Tobias, M.D. joined NeurogesX as Chief Medical Officer in November 2005. Dr. Tobias brings more than 18 years experience in domestic and international clinical drug development, regulatory submissions and strategic planning. From September 1996 to November 2005, Dr. Tobias served as owner and principal of the Aquila Consulting Group. Previously, Dr. Tobias held positions in clinical research and development at Alza Corporation, Chiron Corporation, and Xoma Corporation. Dr. Tobias received board-certification in both Internal Medicine and Pulmonary Medicine and completed training in Critical Care Medicine at the University of California, Los Angeles. He received his bachelor’s degree and medical degree with honors from the University of Illinois.

Michael Markels joined NeurogesX in May 2006, initially as Vice President, Commercial Operations and Business Development. He has 18 years experience in domestic and international sales, strategic marketing and drug development. Previously, Mr. Markels had senior sales and marketing responsibilities for Rituxan® at Biogen Idec and the Infectious Disease Business Unit at InterMune. He has also held a variety of sales and marketing positions at Glaxo Wellcome Inc. Mr. Markels obtained his B.S. in biology from Colorado State University and his M.B.A. from the Fuqua School of Business at Duke University.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept and is now poised to bring its lead product to patients and physicians. In addition, we continue to apply our knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza® (capsaicin) 8% patch, is a dermal delivery system containing a prescription strength of capsaicin that is currently approved in the United States and the European Union. NeurogesX expects to launch Qutenza in United States in the first half of 2010 for patients with postherpetic neuralgia (PHN). In Europe, Qutenza will be marketed by Astellas Pharma Europe Ltd., (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc.

The Company’s second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies.

The Company’s early stage product pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The Company has evaluated these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements about the safety and efficacy of Qutenza®; the timing of launch of Qutenza; and development activities for NGX-1998 and other product candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: any regulatory approvals which are received may be limited to certain indications; Qutenza and NeurogesX’ other product candidates may have unexpected adverse side effects; difficulties or delays in the launch and commercialization of Qutenza; and the outcomes of any submissions to the FDA for NeurogesX’ product candidates. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

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